Exhibit 10.24

MEMORANDUM TO JEFF NACHBOR

May 2, 2005

Dear Jeff:

You have represented to us that the fair market value of your residence at                                     is $                . You also have informed us that in order to sell it in the relative near term, you anticipate the need to sell the property for less than $                . The management team is willing to provide you with additional relocation assistance in the form of a payment to you of $100,000 (plus gross-up for your income taxes at an assumed rate of approximately 50%). This payment to you (the “Supplemental Payment”) would be in addition to any other benefits or compensation set forth in your letter agreement of February 14, 2005. This benefit is payable to you within 15 days of your signing this memorandum and returning it to Human Resources or Tracy Wan.

Should you leave the Company’s employ within one year of your start date for any reason other than termination by the Company without Cause or your death or disability, the full amount of Supplemental Payment shall be repaid to the Company within 30 days of your termination.

If this is agreeable, please sign and date this memo in the space below and return it to Human Resources or Tracy Wan.

Jeff Nachbor, CFO	Date

Tracy Wan, President and COO	Date